Exhibit 99.1

SOLTERA MINING CORP.

PRESS RELEASE

GOLDLAKE TO MAINTAIN OPTIONS UNDER FUNDING AGREEMENT WITH SOLTERA MINING CORP.

Jujuy, Argentina - May 24, 2011 - Dr. Fabio Montanari, President and CEO of Soltera Mining Corp. (OTC: SLTA.PK; Frankfurt: SN7) (www.solteramining.com) is pleased to announce that the Goldlake Group (“Goldlake”), through its holding company Goldlake Italia S.p.A, intends to maintain its options under the terms of the Goldlake-Soltera Capital Increase Agreement of 9th June 2010 which expires on 30th June 2011.

The Agreement states that Goldlake has the option to invest a total of US$1,500,000 before 30th June 2011.  To date, Goldlake has invested US$600,000.  The remaining US$900,000 will be used to maintain the El Torno rental/purchase agreement, continue the gold exploration and cover general operational expenses including SEC filings. In return, Goldlake will be issued shares at US$0.10 per share and each issued share will provide Goldlake with warrants to subscribe for two shares at US$0.15 per share.  Soltera will appoint two additional Goldlake-nominated Directors to the Board.

About The Goldlake Group (“Goldlake”)

The Goldlake Group is the first Italian organisation to invest in the mining and exploration sector of Honduras and now Argentina.  The Group is privately owned, with the majority stake held by the founder of Italy’s third largest cement company, Colacem.  It has offices in Gubbio (Italy), London (UK) and at its main operations in Tegucigalpa, Honduras.

Goldlake’s strategy is to mine only environmentally friendly gold without the use of cyanide or other chemicals.  In Honduras, this involves working alluvial gold using a cyanide-free extraction process and a zero waste and water management system.  In Argentina, El Torno is particularly attractive because much of the gold appears to be free and extractable by simple mechanical rather than chemical methods (Ethical Gold Exploitation).

The company has established a supply chain from extraction to final customer, including analytical laboratories, refining operation and direct sales to the customer, over which it has complete control.  Furthermore, Goldlake has a track record of developing successful businesses in emerging markets and has a management team with significant experience in the mining sector.

For more information, please visit the Goldlake website at www.goldlake.co.uk

Contact:

Fabio Montanari
President/CEO
Soltera Mining Corp.
1-888-768-55521-303-800-5752
info@solteramining.com
fmontanari@solteramining.com

Safe Harbor Statement: Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Reform Act  of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Information or opinions in this document are presented solely for informative purposes and are not intended nor should be construed as investment advice. We encourage you to carefully review the Company with your investment advisor and verify any information that is important to your investment decision.